Exhibit 4.5

DESCRIPTION OF SECURITIES

The following description of the securities of SC Health Corporation (the “Company,” “we” or “us”) is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Company’s amended and restated memorandum and article of association and our warrant agreement with American Stock Transfer & Trust Company, as warrant agent (the” warrant agreement”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.5 is a part. We encourage you to read the memorandum and articles of association and the warrant agreement for additional information.

Pursuant to our amended and restated memorandum and articles of association, we are authorized to issue 180,000,000 Class A ordinary shares, $0.0001 par value each, 25,000,000 Class B ordinary shares, $0.00008 par value each, and 1,000,000 preference shares, $0.0001 par value each. The following description summarizes certain terms of our shares as set out more particularly in our amended and restated memorandum and articles of association. Because it is only a summary, it may not contain all the information that is important to you.

Units

Each unit consists of one Class A ordinary share and one-half of one warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of our Class A ordinary shares. This means only a whole warrant may be exercised at any given time by a warrant holder.

Ordinary Shares

Holders of Class A ordinary shares and holders of Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders and will vote together as a single class on all matters submitted to a vote of our shareholders except as provided below and required by law. Unless specified in our amended and restated memorandum and articles of association, or as required by applicable provisions of the Companies Law (2018 Revision) of the Cayman Islands, as the same may be amended from time to time (the “Companies Law”), or applicable stock exchange rules, the affirmative vote of a majority of the Class A ordinary shares and Class B ordinary shares that are voted is required to approve any such matter voted on by our shareholders. Approval of certain actions will require a special resolution under Cayman Islands law, being the affirmative vote of not less than two-thirds of our Class A ordinary shares and Class B ordinary shares that are voted, and pursuant to our amended and restated memorandum and articles of association; such actions include amending our amended and restated memorandum and articles of association and approving a statutory merger or consolidation with another company. Our board of directors is divided into three classes, each of which serves for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. However, only holders of Class B ordinary shares have the right to elect directors in any election held prior to or in connection with the completion of our initial business combination, meaning that holders of Class A ordinary shares will not have the right to elect any directors until after the completion of our initial business combination. Our shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Because our amended and restated memorandum and articles of association authorize the issuance of up to 180,000,000 Class A ordinary shares, if we were to enter into a business combination, we may (depending on the terms of such a business combination) be required to increase the number of Class A ordinary shares which we are authorized to issue at the same time as our shareholders vote on the business combination to the extent we seek shareholder approval in connection with our initial business combination.

Our board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of shareholders) serving a three-year term. In accordance with corporate governance requirements of the New York Stock Exchange (the “NYSE”), we are not required to hold an annual meeting until no later than one year after our first fiscal year end following our listing on the NYSE. There is no requirement under the Companies Law for us to hold annual or general meetings or elect directors. We may not hold an annual meeting of shareholders to elect new directors prior to the consummation of our initial business combination.

We will provide holders of our Class A ordinary shares (our “public shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of our initial business combination, including interest (net of taxes payable), divided by the number of then outstanding public shares, subject to the limitations described herein. The per share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. There will be no redemption rights upon the completion of our initial business combination with respect to our warrants. Holders of our founder shares prior to our initial public offering (our “initial shareholders”) have entered into agreements with us, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and any public shares they own in connection with the completion of our initial business combination. The other members of our management team have entered into agreements similar to the one entered into by our sponsor with respect to any public shares acquired by them. Unlike many blank check companies that hold shareholder votes and conduct proxy solicitations in conjunction with their initial business combinations and provide for related redemptions of public shares for cash upon completion of such initial business combinations even when a vote is not required by law, if a shareholder vote is not required by law and we do not decide to hold a shareholder vote for business or other legal reasons, we will, pursuant to our amended and restated memorandum and articles of association, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents with the SEC prior to completing our initial business combination. Our amended and restated memorandum and articles of association require these tender offer documents to contain substantially the same financial and other information about the initial business combination and the redemption rights as is required under the SEC’s proxy rules. If, however, a shareholder approval of the transaction is required by law, or we decide to obtain shareholder approval for business or other legal reasons, we will, like many blank check companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If we seek shareholder approval, we will complete our initial business combination only if a majority of the ordinary shares voted are voted in favor of the initial business combination. However, the participation of our sponsor, officers, directors, advisors or their affiliates in privately-negotiated transactions, if any, could result in the approval of our initial business combination even if a majority of our public shareholders vote, or indicate their intention to vote, against such initial business combination. For purposes of seeking approval of the majority of our outstanding ordinary shares, non-votes will have no effect on the approval of our initial business combination once a quorum is obtained. Our amended and restated memorandum and articles of association require that at least five days’ notice will be given of any general meeting. We expect that a final proxy statement would be mailed to public shareholders at least 10 days prior to the shareholder meeting.

If we seek shareholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our amended and restated memorandum and articles of association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the public shares without our prior consent, which we refer to as the “Excess Shares.” However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination. Our shareholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete our initial business combination, and such shareholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such shareholders will not receive redemption distributions with respect to the Excess Shares if we complete our initial business combination. And, as a result, such shareholders will continue to hold that number of shares exceeding 20% and, in order to dispose such shares would be required to sell their shares in open market transactions, potentially at a loss.

If we seek shareholder approval in connection with our initial business combination, our initial shareholders have agreed to vote their founder shares in favor of our initial business combination, and our initial shareholders have also agreed to vote any public shares owned by them in favor of our initial business combination. The members of our management team have entered into agreements similar to the one entered into by our sponsor with respect to any public shares. Additionally, each public shareholder may elect to redeem their public shares irrespective of whether they vote for or against the proposed transaction.

Pursuant to our amended and restated memorandum and articles of association, if we are unable to complete our initial business combination within 18 months from the closing of our initial public offering, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. Our initial shareholders have entered into agreements with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete our initial business combination within 18 months from the closing of the initial public offering. However our initial shareholders and management team are entitled to liquidating distributions from the trust account with respect to any public shares they have acquired after our initial public offering if we fail to complete our initial business combination within the prescribed time period. Our amended and restated memorandum and articles of association provide that, in the event we commence a liquidation and all public shares have been redeemed, all founder shares not held by the sponsor shall be surrendered to the company for no consideration, such that only the founder shares held by the sponsor share in any assets in liquidation.

In the event of a liquidation, dissolution or winding up of the company after a business combination, our shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the ordinary shares. Our shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the ordinary shares, except that we will provide our public shareholders with the opportunity to redeem their public shares for cash at a per share price equal to the aggregate amount then on deposit in the trust account, including interest (net of taxes payable), divided by the number of then outstanding public shares, upon the completion of our initial business combination, subject to the limitations described herein.

Founder Shares

The founder shares are designated as Class B ordinary shares and, except as described below, are identical to the Class A ordinary shares, and holders of founder shares have the same shareholder rights as public shareholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail below, (ii) our initial shareholders have entered into agreements with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to their founder shares and public shares in connection with the completion of our initial business combination, (B) to waive their redemption rights with respect to their founder shares and public shares in connection with a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association to modify the substance or timing of our obligation to redeem 100% of our public shares if we have not consummated an initial business combination within 18 months from the closing of the initial public offering and (C) to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete our initial business combination within 18 months from the closing of the initial public offering, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within such time period, (iii) the founder shares are automatically convertible into Class A ordinary shares at the time of our initial business combination as described herein, and (iv) prior to the completion of our initial business combination, only holders of Class B ordinary shares will have the right to elect directors in any election. If we submit our initial business combination to our public shareholders for a vote, our initial shareholders have agreed to vote their founder shares and any public shares purchased during or after the initial public offering in favor of our initial business combination. The other members of our management team have entered into agreements similar to the one entered into by our sponsor with respect to any public shares acquired by them in or after the initial public offering.

The founder shares will automatically convert into Class A ordinary shares on the first business day following the consummation of our initial business combination at a ratio such that the total number of Class A ordinary shares issuable upon conversion of all founder shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of Class A ordinary shares, plus the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by us in connection with or in relation to the consummation of our initial business combination (including the forward purchase shares, but not the forward purchase warrants), excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial business combination and any warrants issued in a private placement to our sponsor or an affiliate of our sponsor upon conversion of working capital loans. In no event will any founder shares convert into Class A ordinary shares at a ratio that is less than one-for-one.

Our sponsor and the members of our management team have agreed not to transfer, assign or sell any of their founder shares and any Class A ordinary shares issued upon conversion thereof until the earlier to occur of (i) one year after the completion of our initial business combination or (ii) the date on which we complete a liquidation, merger, share exchange or other similar transaction after our initial business combination that results in all of our ordinary shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property. Any permitted transferees will be subject to the same applicable restrictions and other agreements of our initial shareholders with respect to any founder shares. We refer to such transfer restrictions as the lock-up. Notwithstanding the foregoing, if the closing price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, the founder shares will be released from the lock-up.

Warrants

Each whole warrant entitles the registered holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the initial public offering or 30 days after the completion of our initial business combination, provided in each case that we have an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of Class A ordinary shares. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Class A ordinary share underlying such unit.

We have agreed that as soon as practicable, but in no event later than thirty (30) business days after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) day after the closing of the initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

Redemption of Warrants for Cash. Once the warrants become exercisable, we may call the warrants for redemption:
•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and
•
if, and only if, the reported last sales price of our Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the public shares may fall below the $18.00 redemption trigger price (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption of Warrants for Class A Ordinary Shares. Commencing ninety days after the warrants become exercisable, we may redeem the outstanding warrants:
•	in whole and not in part;
•
at a price equal to a number of Class A ordinary shares to be determined by reference to the table below, based on the redemption date and the “fair market value” of our ClassA ordinary shares (as defined below) except as otherwise described below;

•	upon a minimum of 30 days’ prior written notice of redemption;
•
if, and only if, the last reported sale price of our Class A ordinary shares equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders;

•
if, and only if, the private placement warrants are also concurrently exchanged at the same price (equal to a number of Class A ordinary shares) as the outstanding public warrants, as described above; and

•
if, and only if, there is an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The numbers in the table below represent the “redemption prices,” or the number of Class A ordinary shares that a warrant holder will receive upon redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A ordinary shares on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted as set forth below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Ordinary Shares
	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	-	-	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Class A ordinary shares to be issued for each warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the average last reported sale price of our Class A ordinary shares for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, we may choose to, pursuant to this redemption feature, redeem the warrants at a “redemption price” of 0.277 Class A ordinary shares for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our Class A stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, we may choose to, pursuant to this redemption feature, redeem the warrants at a “redemption price” of 0.298 Class A ordinary shares for each whole warrant. Finally, as reflected in the table above, we can redeem the warrants for no consideration in the event that the warrants are “out of the money” (i.e. the trading price of our Class A ordinary shares is below the exercise price of the warrants) and about to expire.

This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash when the trading price for the Class A ordinary shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Class A ordinary shares are trading at or above $10.00 per share, which may be at a time when the trading price of our Class A ordinary shares is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants for Class A ordinary shares, instead of cash, without the warrants having to reach the $18.00 per share threshold set forth above under “Redemption of Warrants for Cash”. Holders of the warrants will, in effect, receive a number of shares representing “fair value” for their warrants based on a Black-Scholes option pricing model with a fixed volatility input as of July 11, 2019. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, in this case, for Class A ordinary shares, and therefore have certainty as to (1) our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed and (2) to the amount of cash provided by the exercise of the warrants and available to us, and also provides a ceiling to the theoretical value of the warrants as it locks in the “redemption prices” we would pay to warrant holders if we chose to redeem warrants in this manner. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants for Class A ordinary shares if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the applicable redemption price to the warrant holders. In particular, it would allow us to quickly redeem the warrants for Class A ordinary shares, without having to negotiate a redemption price with the warrant holders, which in some situations, may allow us to more quickly and easily close a business combination. In addition, the warrant holders will have the ability to exercise the warrants prior to redemption if they should choose to do so.

As stated above, we can redeem the warrants when the Class A ordinary shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the applicable redemption price (in the form of Class A ordinary shares). If we choose to redeem the warrants when the Class A ordinary shares are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer Class A ordinary shares than they would have received if they had chosen to wait to exercise their warrants for Class A ordinary shares if and when Class A ordinary shares trading at a price higher than the exercise price of $11.50.

No fractional Class A ordinary shares will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Class A ordinary shares to be issued to the holder.

Redemption Procedures and Cashless Exercise. If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of Class A ordinary shares issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average reported closing price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Class A ordinary shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A ordinary shares issued and outstanding immediately after giving effect to such exercise.

If the number of outstanding Class A ordinary shares is increased by a share capitalization, a share dividend payable in Class A ordinary shares, a split-up of ordinary shares or other similar event, then, on the effective date of such share capitalization, dividend, split-up or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering to holders of ordinary shares entitling holders to purchase Class A ordinary shares at a price less than the fair market value will be deemed a share dividend of a number of Class A ordinary shares equal to the product of (i) the number of Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A ordinary shares) and (ii) one (1) minus the quotient of (x) the price per Class A ordinary share paid in such rights offering and (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A ordinary shares on account of such Class A ordinary shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A ordinary shares in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Class A ordinary shares in connection with a shareholder vote to amend our amended and restated memorandum and articles of associations (A) to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our business combination within 18 months after the closing of the initial public offering or (B) with respect to any other provisions relating to the rights of our Class A ordinary shares, (e) as a result of the repurchase of Class A ordinary shares by us if a proposed initial business combination is presented to our shareholders for approval, or (f) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A ordinary share in respect of such event.

If the number of outstanding Class A ordinary shares is decreased by a consolidation, combination, reverse share split or reclassification of Class A ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Class A ordinary shares issuable on exercise of each warrant, as applicable, will be decreased in proportion to such decrease in outstanding Class A ordinary shares, as applicable.

Whenever the number of Class A ordinary shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Class A ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment, as applicable, and (y) the denominator of which will be the number of Class A ordinary shares so purchasable immediately thereafter, as applicable.

In addition, if (x) we issue additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by us and, (i) in the case of any such issuance to our sponsor or its affiliates, without taking into account any founder shares held by our sponsor or such affiliates, as applicable, prior to such issuance, and (ii) to the extent that such issuance is made to SIN Capital Group Pte. Ltd. or its affiliates, without taking into account the transfer of founder shares or private placement warrants (including if such transfer is effectuated as a surrender to us and subsequent reissuance by us) by our sponsor in connection with such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above under “-Redemption of Warrants for Cash” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding Class A ordinary shares (other than those described above or that solely affects the par value of such Class A ordinary shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Class A ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A ordinary shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A ordinary shares in such a transaction is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants are issued in registered form under a warrant agreement between American Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants and forward purchase warrants to make any change that adversely affects the interests of the registered holders. However, in connection with a proposed amendment to the terms of our public warrants that would affect the substance or timing of the right of holders of our public warrants to receive $1.00 per public warrant in the various circumstances described in the warrant agreement, each holder of public warrants (other than our sponsor and its affiliates) will have the right to require our sponsor to repurchase or cause one of its affiliates to repurchase, at $1.00 per public warrant (exclusive of commissions), the outstanding public warrants. You should review a copy of the warrant agreement, which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.5 is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive Class A ordinary shares. After the issuance of Class A ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of Class A ordinary shares to be issued to the warrant holder.

Private Placement Warrants

The private placement warrants (including the Class A ordinary shares issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with our sponsor or its permitted transferees) and they will not be redeemable by us so long as they are held by our sponsor or its permitted transferees. Our sponsor, the forward purchase investor or their permitted transferees have the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the warrants sold as part of the units in the initial public offering. If the private placement warrants are held by holders other than our sponsor, the forward purchase investor or their permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units sold in the initial public offering.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average reported closing price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the sponsor, the forward purchase investor and their permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could exercise their warrants and sell the Class A ordinary shares received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to finance transaction costs in connection with an intended initial business combination, our sponsor or its affiliate may, but is not obligated to, loan us funds as may be required. Up to $2,000,000 of such loans may be convertible into warrants of the post business combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants.

Our sponsor has agreed not to transfer, assign or sell any of the private placement warrants (including the Class A ordinary shares issuable upon exercise of any of these warrants) until the date that is 30 days after the date we complete our initial business combination, except that, among other limited exceptions, transfers can be made to our officers and directors and other persons or entities affiliated with our sponsor.

Our Transfer Agent and Warrant Agent

The transfer agent for our ordinary shares and warrant agent for our warrants is American Stock Transfer & Trust Company. We have agreed to indemnify in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any claims and losses due to any gross negligence or intentional misconduct of the indemnified person or entity.

American Stock Transfer & Trust Company has agreed that it has no right of set-off or any right, title, interest or claim of any kind to, or to any monies in, the trust account, and has irrevocably waived any right, title, interest or claim of any kind to, or to any monies in, the trust account that it may have now or in the future. Accordingly, any indemnification provided will only be able to be satisfied, or a claim will only be able to be pursued, solely against us and our assets outside the trust account and not against the any monies in the trust account or interest earned thereon.

Certain Differences in Corporate Law

Cayman Islands companies are governed by the Companies Law. The Companies Law is modeled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. In certain circumstances, the Companies Law allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (a) a special resolution (usually a majority of 66 2/3% of the voting shares voted at a general meeting) of the shareholders of each company; or (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Law (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; and (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Companies Law provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (e) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•	we are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;
•	the shareholders have been fairly represented at the meeting in question;
•	the arrangement is such as a businessman would reasonably approve; and
•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.

Squeeze-out Provisions. When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates is made within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.

Shareholders’ Suits. Our Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:
•	a company is acting, or proposing to act, illegally or beyond the scope of its authority;
•	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or
•	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of Civil Liabilities. The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

We have been advised by our Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be (i) in respect of taxes, a fine or penalty, (ii) inconsistent with a Cayman Islands judgment in respect of the same matter, (iii) impeachable on the grounds of fraud or (iv) obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Special Considerations for Exempted Companies. We are an exempted company with limited liability (meaning our public shareholders have no liability, as members of the company, for liabilities of the company over and above the amount paid for their shares) under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:
•
annual reporting requirements are minimal and consist mainly of a statement that the company has conducted its operations mainly outside of the Cayman Islands and has complied with the provisions of the Companies Law;

•	an exempted company’s register of members is not open to inspection;
•	an exempted company does not have to hold an annual general meeting;
•	an exempted company may issue negotiable or bearer shares or shares with no par value;
•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);
•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;
•	an exempted company may register as a limited duration company; and
•	an exempted company may register as a segregated portfolio company.

Amended and Restated Memorandum and Articles of Association

The Business Combination Article of our amended and restated memorandum and articles of association contains provisions designed to provide certain rights and protections that will apply to us until the completion of our initial business combination. These provisions cannot be amended without a special resolution. As a matter of Cayman Islands law, a resolution is deemed to be a special resolution where it has been approved by either (i) at least two-thirds (or any higher threshold specified in a company’s articles of association) of a company’s shareholders at a general meeting for which notice specifying the intention to propose the resolution as a special resolution has been given; or (ii) if so authorized by a company’s articles of association, by a unanimous written resolution of all of the company’s shareholders. Our amended and restated memorandum and articles of association provide that special resolutions must be approved either by at least two-thirds of our shareholders (i.e., the lowest threshold permissible under Cayman Islands law), or by a unanimous written resolution of all of our shareholders.

Our initial shareholders will participate in any vote to amend our amended and restated memorandum and articles of association and will have the discretion to vote in any manner they choose. Specifically, our amended and restated memorandum and articles of association provide, among other things, that:

•
If we are unable to complete our initial business combination within 18 months from the closing of the initial public offering, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law;

•
Prior to our initial business combination, we may not issue additional securities that would entitle the holders thereof to (i) receive funds from the trust account or (ii) vote on our initial business combination;

•
Although we do not intend to enter into a business combination with a target business that is affiliated with our sponsor, our directors or our executive officers, we are not prohibited from doing so. In the event we enter into such a transaction, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm which is a member of FINRA or an independent accounting firm that such a business combination is fair to our company from a financial point of view;

•
If a shareholder vote on our initial business combination is not required by law and we do not decide to hold a shareholder vote for business or other legal reasons, we will offer to redeem our public shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, and will file tender offer documents with the SEC prior to completing our initial business combination which contain substantially the same financial and other information about our initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act;

•
Our initial business combination must occur with one or more operating businesses or assets with a fair market value of at least 80% of the net assets held in the trust account (net of amounts disbursed to management for working capital purposes and excluding the deferred underwriting discount) at the time of the agreement to enter into the initial business combination;

•
If our shareholders approve an amendment to our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination within 18 months from the closing of the initial public offering or (B) with respect to any other provisions relating to the rights of our Class A ordinary shares, we will provide our public shareholders with the opportunity to redeem all or a portion of their ordinary shares upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, divided by the number of then outstanding public shares, subject to the limitations described herein; and

•	We will not effectuate our initial business combination with another blank check company or a similar company with nominal operations.

In addition, our amended and restated memorandum and articles of association provide that under no circumstances will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001.

The Companies Law permits a company incorporated in the Cayman Islands to amend its memorandum and articles of association with the approval of a special resolution. A company’s articles of association may specify that the approval of a higher majority is required but, provided the approval of the required majority is obtained, any Cayman Islands exempted company may amend its memorandum and articles of association regardless of whether its memorandum and articles of association provides otherwise. Accordingly, although we could amend any of the provisions relating to our proposed offering, structure and business plan which are contained in our amended and restated memorandum and articles of association, we view all of these provisions as binding obligations to our shareholders and neither we, nor our officers or directors, will take any action to amend or waive any of these provisions unless we provide dissenting public shareholders with the opportunity to redeem their public shares.

Certain Anti-Takeover Provisions of our Amended and Restated Memorandum and Articles of Association

Our amended and restated memorandum and articles of association provide that our board of directors is classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.

Our authorized but unissued Class A ordinary shares and preference shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Class A ordinary shares and preference shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Listing of Securities

Our units, Class A ordinary shares and warrants are listed on the NYSE under the symbols “SCPE.U,” “SCPE” and “SCPE WS,” respectively. We will not have units traded following consummation of our initial business combination.